November 2, 2020

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Nick Drew	Sara Macioch
Corporate Media Relations	Director, Investor Relations	Manager, Investor Relations
(614) 460-5544	(614) 460-4638	(614) 460-4789
kstammen@nisource.com	ndrew@nisource.com	smacioch@nisource.com

NiSource Reports Third Quarter 2020 Results

•Safety & asset modernization, renewable generation transition and continued customer affordability remain top priorities
•2020 CapEx and 2021 non-GAAP NOEPS guidance reaffirmed
•Additional renewable generation projects announced in Indiana
•Sale of Columbia Gas of Massachusetts closed in October
•Investor Day commitments reaffirmed
•Cost and regulatory mitigation efforts reduce financial impacts of COVID-19

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, a net loss available to common shareholders for the three months ended September 30, 2020 of $186.7 million, or $0.49 per share, compared to a net loss available to common shareholders of $7.2 million, or $0.02 per share, for the same period of 2019. For the nine months ended September 30, 2020, NiSource’s GAAP net loss available to common shareholders was $143.4 million, or $0.37 per share, compared to net income available to common shareholders of $481.0 million, or $1.29 per share, for the same period of 2019.

NiSource also reported non-GAAP net operating earnings available to common shareholders of $36.3 million, or $0.09 per share, for the three months ended September 30, 2020, compared to a net operating loss available to common shareholders of $1.7 million, or $0.00 per share, for the same period of 2019. For the nine months ended September 30, 2020, NiSource’s non-GAAP net operating earnings available to common shareholders was $377.4 million, or $0.98 per share, compared to $325.1 million, or $0.87 per share, for the same period of 2019. Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures.

NiSource's GAAP results for the nine months ended September 30, 2020, includes a $243.4 million loss on early extinguishment of long-term debt and a $400.2 million loss due to the re-classification of Columbia Gas of Massachusetts’ assets as held for sale resulting from the February 2020 agreement to sell these assets to Eversource Energy (NYSE: ES). This sales transaction closed on October 9, 2020.

"NiSource continues to execute its plan to deliver premium value from our 100 percent regulated electric and gas utility platform," said NiSource President and CEO Joe Hamrock. "Our teams are focused on continued execution of our safety and asset modernization programs and our transition to renewable generation. These investments are expected to drive compound annual growth of 7 to 9 percent in net operating earnings per share from 2021 through 2024 while reducing greenhouse gas emissions 90 percent by 2030. Sustaining this level of execution while maintaining safe, reliable energy service through the COVID-19 pandemic is a testament to the thousands of dedicated employees throughout NiSource.

"With the announcement of additional solar and storage energy projects in Indiana and the closing of the sale of Columbia Gas of Massachusetts last month, we have strengthened our foundation for future growth," Hamrock concluded.

2020 Capital, 2021 NOEPS Guidance Reaffirmed; Long-term Capital and Growth Forecasts through 2024 Also Reaffirmed

NiSource is reaffirming its 2020 capital investment forecast of $1.7 to $1.8 billion, and its 2021 non-GAAP net operating earnings guidance in the range of $1.28 to $1.36 per share. As outlined at its Investor Day on September 29, 2020, the company continues to expect to grow its net operating earnings per share by 7 to 9% on a compound annual growth rate basis from 2021 through 2024, including near-term annual growth of 5 to 7% through 2023. NiSource expects to make growth, safety and modernization investments of $1.9 to $2.2 billion annually during the period, as well as a total of $1.8 to $2.0 billion of investments in renewable generation assets.

Additional Renewable Generation Investments Announced in Indiana
On October 21, 2020, NIPSCO announced that it plans to bring an additional 900 megawatts of renewable generation capacity to Indiana with the Dunns Bridge I, Dunns Bridge II and Cavalry Solar Energy Centers as part of the company’s generation transition strategy. NIPSCO finalized three build transfer agreements with NextEra Energy Resources for these solar and storage facilities, which are expected to be operational in 2022 and 2023.

NextEra Energy Resources will construct the projects and NIPSCO will enter into joint ventures to own, operate and maintain some facets of these assets once construction is complete. NIPSCO will request the addition of these new projects to its supply portfolio in filings with the Indiana Utility Regulatory Commission (IURC) by year's end.

NIPSCO continues to expect $1.8 to $2.0 billion of renewable generation investments through 2023. Including these additional three joint venture projects, NIPSCO currently has executed agreements representing approximately $1.25 billion of this anticipated investment.

These new renewable projects are consistent with NIPSCO's 2018 Integrated Resource Plan, which outlines plans to retire nearly 80% of its remaining coal-fired generation by 2023, and retire all coal generation by 2028, to be replaced by lower-cost, reliable and cleaner options. The plan is expected to drive a 90% reduction in NiSource's greenhouse gas emissions by 2030 compared with 2005 levels, and is expected to save NIPSCO electric customers more than
$4 billion over 30 years.

Progress on System Safety Enhancements

NiSource is making progress on its safety initiatives across the gas and electric businesses, including its accelerated Safety Management System (SMS) implementation. SMS is a comprehensive approach to managing safety, emphasizing continual assessment and improvement as well as pro-actively identifying and mitigating potential risks.

Some 2020 highlights through the third quarter include:

•Continued deployment of our upgraded service line maps and records, with significant progress made in Kentucky, Pennsylvania and Virginia and tracking to achieve this milestone in all states by the end of the year.

•Regulatory approval in Ohio for a pilot of advanced mobile leak detection technology to perform quality assurance in our construction work.
•Continued installation of automatic shutoff devices on its gas distribution system, with work completed in Maryland, Kentucky and Virginia.

Columbia Gas of Massachusetts Sale Completed

NiSource and Eversource received regulatory approval of the Columbia Gas of Massachusetts transaction on October 7, 2020 and the sale closed on October 9, 2020. The Massachusetts Department of Public Utilities (DPU) also approved a settlement with the Attorney General’s Office and the Department of Energy Resources of all remaining state investigations related to the 2018 Greater Lawrence event, including the DPU’s investigations on pipeline safety and emergency response.

Ongoing COVID-19 Response

NiSource and its Columbia Gas and NIPSCO operating companies remain focused on employee and customer safety and providing reliable utility service through the COVID-19 pandemic. The companies are guided by the health and safety protocols recommended by the Centers for Disease Control and Prevention, federal, state and local governments, and have taken a number of additional actions to help customers through the pandemic, including offering flexible payment plans to customers impacted by or facing hardship due to COVID-19.

In line with the company’s base case scenario, NiSource continues to see modest commercial and industrial load impacts due to COVID-19, which are partially offset by increases in residential load. Cost management measures have been implemented to mitigate these negative impacts on revenues. The company expects to continue to manage these impacts and update investors in future quarters.

Third Quarter 2020 and Recent Business Highlights

Gas Distribution Operations
•Columbia Gas of Pennsylvania’s base rate case remains pending before the Pennsylvania Public Utility Commission. The request, filed April 24, 2020, seeks an annual revenue increase of $100.4 million to invest in, modernize and upgrade the company’s existing natural gas distribution system as well as maintain the continued safety of the system. An order is expected in the first quarter of 2021, with new rates effective in January 2021.

•Columbia Gas of Maryland has reached a settlement with parties to the base rate case request it filed in May 2020. The settlement supports further upgrading and replacement of the company's underground natural gas pipelines and provides for an annual revenue increase of $3.3 million, including $1.3 million of current tracker revenue, if approved as filed. An order from the Maryland Public Service Commission is expected in November 2020, with new rates effective in December 2020.
•On August 25, 2020, NIPSCO filed its latest tracker update request in its long-term gas modernization program, covering $26 million in incremental capital investments made between January 2020 and June 2020. An IURC order is expected by the end of the year, with new rates effective in January 2021. The IURC on July 22, 2020, approved a six-year extension of the program, which includes nearly $950 million in capital investments through 2025, to be recovered through semi-annual adjustments to the existing gas Transmission,

Distribution and Storage Improvement Charge (TDSIC) tracker.
•The Public Utilities Commission of Ohio (PUCO) in August 2020 approved Columbia Gas of Ohio's annual Capital Expenditure Program (CEP) tracker adjustment, and new rates became effective in September 2020. The CEP tracker allows the company to recover capital investments and related deferred expenses that are not recovered through its Infrastructure Replacement Program. The order allows Columbia Gas to begin recovery of approximately $185.1 million in capital invested in the CEP in 2019.

Electric Operations
•NIPSCO's applications for approval of two purchase power agreements with NextEra Energy, which will build projects with a combined nameplate solar capacity of 300 megawatts and 30 megawatts of storage, remain pending before the IURC.
•Construction continues on both the Rosewater and Jordan Creek wind projects, which are expected to be in service by the end of this year. Construction has begun on the Indiana Crossroads wind project which is expected to go into service in 2021.
Additional information for the quarter ended September 30, 2020, is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at the company's third quarter 2020 earnings conference call scheduled for November 2, 2020 at 11:00 a.m. ET.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.2 million natural gas customers and 500,000 electric customers across six states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 7,500 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index and the Bloomberg Gender Equality Index and has been named by Forbes magazine among America's Best Large Employers since 2016. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. These forward-looking statements include, but are not limited to, statements concerning our plans, strategies, objectives, expected performance, expenditures, recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this press release include among other things, our debt obligations; any changes to our credit rating or the credit rating of certain of our subsidiaries; our ability to execute our growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; our ability to obtain expected financial or regulatory outcomes; our ability to adapt to, and manage costs related to, advances in technology; any changes in our assumptions regarding the financial implications of the Greater Lawrence Incident; compliance with the agreements entered into with the U.S. Attorney’s Office to settle the U.S. Attorney’s Office’s investigation relating to the Greater Lawrence Incident; potential incidents and other operating risks associated with our business; continuing and potential future impacts of from the COVID-19 pandemic ; our ability to obtain sufficient insurance coverage and whether such coverage will protect us against significant losses; the outcome of legal and regulatory proceedings, investigations, incidents, claims and litigation; any damage to our reputation, including in connection with the Greater Lawrence Incident; compliance with applicable laws, regulations and tariffs; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential, commercial and industrial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified workforce; the ability of our subsidiaries to generate cash; our ability to manage new initiatives and organizational changes; the performance of third-party suppliers and service providers; changes in the method for determining LIBOR and the potential replacement of the LIBOR benchmark interest rate; and other matters in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our subsequent SEC filings. In addition, the relative contributions to profitability by each business segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval.
All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to the future results over time or otherwise, except as required by law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings available to common shareholders, which is a non-GAAP financial measure as defined by the SEC’s Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Income (Loss) Available to Common Shareholders to Net Operating Earnings (Loss) Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, except per share amounts)	2020	2019	2020	2019
GAAP Net Income (Loss) Available to Common Shareholders	$(186.7)	$(7.2)	$(143.4)	$481.0
Adjustments to Operating Income:
Operating Revenues:
Weather - compared to normal	(5.2)	(3.6)	16.0	(13.0)
Operating Expenses:
Greater Lawrence Incident(1)	2.3	20.5	15.4	(179.4)
Loss on classification as held for sale(2)	35.6	—	400.2	—
Plant retirement costs(3)	—	—	4.6	—
Massachusetts Business separation costs(4)	11.1	—	16.3	—
Massachusetts Business depreciation and amortization(5)	(15.2)	—	(35.1)	—
NiSource Next initiative(6)	26.6	—	26.6	—
Loss (gain) on sale of fixed assets and impairments, net	0.3	(0.2)	(0.4)	(0.1)
Total adjustments to operating income (loss)	55.5	16.7	443.6	(192.5)
Other Income (Deductions):
Loss on early extinguishment of long-term debt(7)	243.4	—	243.4	—
Income Taxes:
Tax effect of above items(8)	(75.9)	(11.2)	(166.2)	36.6
Total adjustments to net income (loss)	223.0	5.5	520.8	(155.9)
Net Operating Earnings (Loss) Available to Common Shareholders (Non-GAAP)	$36.3	$(1.7)	$377.4	$325.1
Basic Average Common Shares Outstanding	383.8	374.1	383.5	373.8
GAAP Basic Earnings (Loss) Per Share	$(0.49)	$(0.02)	$(0.37)	$1.29
Adjustments to basic earnings (loss) per share	0.58	0.02	1.35	(0.42)
Non-GAAP Basic Net Operating Earnings Per Share	$0.09	$—	$0.98	$0.87
(1)Represents costs incurred for estimated third-party claims and related other expenses as a result of the Greater Lawrence Incident, net of insurance recoveries recorded.
(2)Represents loss recorded as a result of measuring the assets and liabilities of the Massachusetts Business at fair value, less costs to sell. Third quarter increase primarily includes approximately $36 million of capital expenditures that were not recouped through the sale of the Massachusetts Business that occurred on October 9, 2020.
(3)Represents costs incurred in connection with the planned retirement of the Schahfer Generating Station. Includes costs for write downs of certain capital projects and materials and supplies inventory balances.
(4)Represents third-party consulting costs incurred for the separation and transition of the Massachusetts Business to Eversource that occurred on October 9, 2020.
(5)Represents depreciation and amortization expense that was ceased for GAAP purposes as a result of classifying the Massachusetts Business as held for sale.
(6)Represents costs incurred in connection with the NiSource Next initiative. Includes costs for severance and third-party consulting.
(7)Represents non-recurring costs incurred for the early redemption of $1,603.6 million in long-term notes, consisting primarily of early redemption premiums.
(8)For the three and nine months ended September 30, 2020, represents the tax effect of the adjustments to operating income at statutory tax rates, adjusted for the non-deductible CMA payment in lieu of penalties in 2020. For the three and nine months ended September 30, 2019, represents the tax effect of the adjustments to operating income at the adjusted effective tax rate and adjusted for favorable excess deferred income taxes related to TCJA included in GAAP results.

Schedule 2 - Total Current Estimated Amounts of Costs and Expenses Related to the Greater Lawrence Incident

Cost or Expense	Total Current Estimated Amount(1) ($ in millions)
Capital Cost(2)	$258
Incident Related Expenses
Third-party claims and government fines, penalties and settlements(3)	$1,036 - $1,050
Other incident-related costs(4)	$445 - $455
Insurance Recoveries(5)	$800
(1)Total estimated amount includes costs or expenses from the incident through September 30, 2020 and estimated expected expenses in future periods in the aggregate. Amounts shown are estimates made by management based on currently available information. See the footnotes below for additional information. Actual results may differ materially from these estimates as more information becomes available.
(2)We have invested approximately $258 million of capital spend for the pipeline replacement. This work was completed in 2019. We maintain property insurance for gas pipelines and other applicable property. Columbia Gas of Massachusetts has filed a proof of loss with its property insurer for the pipeline replacement. In January 2020, we filed a lawsuit against the property insurer, seeking payment of our property claim. We are currently unable to predict the timing or amount of any insurance recovery under the property policy. This pipeline replacement cost is part of the Massachusetts Business that was classified as held for sale at September 30, 2020. The assets and liabilities of the Massachusetts Business have been recorded at fair value, less costs to sell, which resulted in the loss on classification as held for sale that was recorded as of September 30, 2020. The sale of the Massachusetts Business was completed on October 9, 2020.
(3) Amount includes approximately $1,036 million of expenses recorded since the Greater Lawrence Incident for estimated third-party claims and fines, penalties and settlements associated with government investigations. With regard to third-party claims, these costs include, but are not limited to, personal injury and property damage claims, damage to infrastructure, business interruption claims, and mutual aid payments to other utilities assisting with the restoration effort. These costs do not include costs of certain third-party claims and fines, penalties or settlements with government investigations that we are not able to estimate. The process for estimating costs associated with third-party claims relating to the Greater Lawrence Incident requires management to exercise significant judgment based on a number of assumptions and subjective factors. As more information becomes known, management’s estimates and assumptions regarding the financial impact of the Greater Lawrence Incident may change.
(4) Amount shown includes other incident related expenses of approximately $441 million recorded since the Greater Lawrence Incident. Amount represents certain consulting costs, legal costs, vendor costs, claims center costs, labor and related expenses incurred in connection with the incident, and insurance-related loss surcharges.
(5) The aggregate amount of third-party liability insurance coverage available for losses arising from the Greater Lawrence Incident is $800 million. We have collected the entire $800 million. Expenses related to the incident have exceeded the total amount of insurance available under our policies.